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EXHIBIT 99.1

[Letterhead]

NEWS RELEASE

For Release:

January 31, 2003

WASHINGTON GROUP INTERNATIONAL EXTENDS
BONDING ARRANGEMENT

        Boise, Idaho—Washington Group International (OTC BB: WGII) today announced that it has extended its bonding arrangement with its surety, Federal Insurance Company (Chubb), for the year 2003. Under the extension, Washington Group International and Chubb have agreed to significantly improved commercial terms for the 2003 bonding program.

        "We are pleased to have this opportunity to continue our relationship with Chubb, which has been providing surety support for our projects around the world for many years," said Stephen G. Hanks, Washington Group's president and chief executive officer. "We are especially pleased that Chubb has been able to provide more favorable and improved terms and conditions at a time when the surety market appears to be tight and bonding availability continues to shrink. We consider this extension a strong vote of confidence by Chubb in our ability to perform large construction projects as bid, and a recognition of our improved balance sheet and continued profitability."

        Under the extension, Washington Group International will have improved bonding capacity for any type of project, whether performed solely or as a joint venture partner. "We believe this capacity and the improved terms and conditions will enhance our competitive position in 2003," said Hanks.

        Washington Group International, Inc., is a leading international engineering, construction and environmental firm. With more than 32,000 employees at work in over 40 states and more than 30 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, operations, maintenance, program management and development services in 14 major markets.

Markets Served

        Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation, and water-resources.

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This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.

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  EXHIBIT 99.1